Exhibit 99.1

FOR IMMEDIATE RELEASE

SmartBank Announces Sale of Richmond Assets to Virginia-based First Bank

KNOXVILLE, TN – September 30, 2021 – SmartBank (the “Bank”), a subsidiary of SmartFinancial, Inc. ("SmartFinancial” or the "Company"; NASDAQ: SMBK), announced today that it has entered into a Purchase and Assumption Agreement, dated September 30, 2021, to sell a portfolio of loans and certain assets associated with its branch office located in Richmond, Virginia to Strasburg, Virginia-based First Bank.

The terms of the Purchase and Assumption Agreement provide for First Bank to acquire approximately $83 million in loans and, substantially all fixed assets related to the Bank’s Richmond branch, and First Bank will also assume the facility lease. The Bank will receive a premium based on a specific percentage of the loans sold, and fixed assets will be acquired at book value. Additionally, the SmartBank employees in the Richmond branch will transition to become employees of First Bank. SmartBank will not transfer any deposit liabilities to First Bank in connection with the transaction, and SmartBank has provided notice to the relevant banking agencies that it intends to close the branch effective December 31, 2021.

“While we recognize the opportunity in the Richmond market area, we felt it necessary to focus on our Southeastern footprint and particularly the new markets we’ve added with our recent lift-outs”, said Billy Carroll, SmartBank President & CEO. “We have tremendous momentum with our recently announced team hires in Auburn, Dothan, Montgomery and Birmingham, Alabama, and want to concentrate our expansion efforts there. First Bank is a great organization and will serve those Richmond clients well.”

The Company does not anticipate that the divestiture will result in the accrual of material gains or charges upon consummation. The sale of the loans and certain assets to First Bank has been completed, and First Bank’s assumption of the lease and acquisition of the remaining assets is expected to be completed in the fourth quarter, subject to customary closing conditions. The branch will continue operating as a SmartBank branch until the branch is closed on December 31, 2021.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank.  Founded in 2007, SmartBank is a full-service commercial bank, with branches across Tennessee, Alabama and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and acquisitions, and a disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

Forward-Looking Statements

This news release may contain statements that are based on management’s current estimates or expectations of future events or future results, and that may be deemed to constitute forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  These statements are not historical in nature and can generally be identified by such words as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results of SmartFinancial to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others, (1) risks associated with our growth strategy, including a failure to implement our growth plans or an inability to manage our growth effectively; (2) claims and litigation arising from our business activities and from the companies we acquire, which may relate to contractual issues, environmental laws, fiduciary responsibility, and other matters; (3) the risk that cost savings and revenue synergies from recently completed acquisitions may not be realized or may take longer than anticipated to realize; (4) disruption from recently completed acquisitions with customer, supplier, employee, or other business relationships; (5) our ability to successfully integrate the businesses acquired as part of previous acquisitions with the business of SmartBank; (6) risks related to the our recently-completed acquisition of Sevier County Bancshares, Inc. (“SCB”); (7) the risk that the anticipated benefits from the proposed acquisition of SCB may not be realized in the time frame anticipated; (8) changes in management’s plans for the future; (9) prevailing, or changes in, economic or political conditions, particularly in our market areas; (10) credit risk associated with our lending activities; (11) changes in interest rates, loan demand, real estate values, or competition; (12) changes in accounting principles, policies, or guidelines; (13) changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; (14) adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; (15) the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; (16) potential increases in the provision for loan losses resulting from the COVID-19 pandemic; and (17) other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in SmartFinancial’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with or furnished to the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website (www.sec.gov). Undue reliance should not be placed on forward-looking statements.  SmartFinancial disclaims any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

Investor Contacts

William Y. (“Billy”) Carroll, Jr. Ron Gorczynski

President & Chief Executive OfficerExecutive Vice President & Chief Financial Officer

SmartFinancial, Inc.SmartFinancial, Inc.

Email: billy.carroll@smartbank.comEmail: ron.gorczynski@smartbank.com

Phone: 865.868.0613Phone: 865.437.5724

Media Contact

Kelley Fowler

Senior Vice President, Public Relations/Marketing

SmartFinancial, Inc.

Email: kelley.fowler@smartbank.com

Phone: 865.868.0611